Exhibit 99.1

Redpoint Bio Reports First Quarter 2009 Results

EWING, N.J., May 14, 2009 (BUSINESS WIRE) — Redpoint Bio Corporation (OTCBB: RPBC), a company developing compounds to improve the taste of pharmaceutical, food and beverage products, today announced financial and operational results for the first quarter ended March 31, 2009. Redpoint had approximately $12.1 million in cash, cash equivalents and marketable securities at the end of the first quarter.

For the quarter ended March 31, 2009, Redpoint recorded revenue of $1.1 million, which included $0.9 million from the Company’s research and development collaboration with Givaudan.  On April 2, 2009, the Company announced that Givaudan would be terminating the Agreement, effective as of May 1, 2009.  The remaining $0.2 million of revenue was from other agreements including a feasibility research program the Company conducted with Schering-Plough Corporation in the area of taste science research for pharmaceutical applications. For the quarter ended March 31, 2008, Redpoint recorded revenues of $0.9 million.

Research and development expenses for the first quarter of 2009 were $1.9 million, compared to $2.0 million for the first quarter of 2008.

Redpoint reported a net loss for the first quarter of 2009 of $2.5 million, or $0.03 per share, compared to $2.5 million, or $0.03 per share, for the first quarter of 2008.

Commenting on recent developments, Ray Salemme, Ph.D., Chief Executive Officer of Redpoint, stated, “The current difficult financing environment has hit the biotechnology sector particularly hard and has required the Company to seek ways to conserve cash. Consequently, in February 2009, we announced a restructuring which reduced our workforce by approximately 33%, and we are continuing to review additional means to reduce our expenses.  We believe that our current capital resources should be sufficient to meet our operating and capital requirements at least through May 2010.”

“As we maintain our existing research programs, with a particular focus on our diabetes and obesity program, we are assessing all strategic options for the Company in order to build shareholder value. We are working closely with our advisors, Burrill & Company, to discover and evaluate potential opportunities for Redpoint while still maintaining the strong core competencies that have lead to our quality taste and diabetes programs.”

About Redpoint Bio Corporation

Redpoint Bio is leveraging recent discoveries in the molecular biology of taste to discover and develop novel taste modulators for the food, beverage and pharmaceutical industries.  The

Company is utilizing its knowledge of the biology of taste and its relationship to metabolic processes, satiety, and diabetes to focus its development programs on both the development of healthier foods and, potentially, new approaches to the treatment of diabetes and obesity.  Redpoint Bio’s food and beverage program is focused on identifying novel flavor modifiers that improve the taste of existing ingredients and enabling the development of better-tasting, less costly, and more healthful foods and beverages.  In addition, Redpoint has a program aimed at suppressing the bitterness of oral medicines, enabling the development of novel formulations with improved acceptance and compliance across a broad range of dosage forms and therapeutic applications.  Redpoint’s work in diabetes and obesity stems from the observation that taste signaling in the gastrointestinal tract is involved in important hormone secretion processes, thus leveraging Redpoint’s work on lingual taste modulation to important therapeutic applications. For more information, please visit the Company’s website at www.redpointbio.com.

Safe Harbor Statement

In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements provide the Company’s current expectations or forecasts of future events. The Company’s performance and financial results could differ materially from those reflected in these forward-looking statements due to, among other factors, uncertainty inherent in the discovery phase of technological development, any efforts by third parties to invalidate or limit any patents, the marketplace acceptance of its products, the decisions of regulatory authorities, the results of clinical trials and general financial, economic, regulatory and political conditions affecting the food and beverage, biotechnology and pharmaceutical industries generally. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. The Company undertakes no obligation to update publicly any forward-looking statement.

SOURCE: Redpoint Bio Corporation

Redpoint Bio

Scott Horvitz, 609-637-9700, ext. 207

Chief Financial Officer

shorvitz@redpointbio.com

or

The Trout Group (for Redpoint Bio):

Laura Okpala 617-583-1306

(financial tables follow)

Selected Financial Information

Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2008	2009

Research and grant revenue	$909	$1,059

Operating expenses:
Research and development	1,986	1,922
General and administrative	1,632	1,659
Total operating expenses	3,618	3,581
Operating loss	(2,709)	(2,522)
Interest income	232	56
Interest expense	(15)	(52)
Net loss	$(2,492)	$(2,518)

Basic and diluted net loss per share	$(0.03)	$(0.03)

Weighted average shares outstanding	79,319	79,496

Condensed Balance Sheets

(in thousands)

(unaudited)

	December 31, 2008	March 31, 2009

Cash and cash equivalents	$3,131	$3,246
Marketable securities	11,297	8,889
Other current assets	453	628
Property and equipment, net	1,240	1,100
Other assets	322	313
Total assets	$16,443	$14,176

Current liabilities	$2,089	$2,526
Long-term liabilities	1,148	1,059
Deferred revenue, less current portion	279	—
Stockholders’ equity	12,927	10,591
Total liabilities and stockholders’ equity	$16,443	$14,176